PRODUCT PURCHASE AGREEMENT

THIS AGREEMENT, effective on the 9th day of September, 2008, is made by and between THYROTEC, LLC.,  (“ThyroTec”), a privately-owned, Honey Brook, Pennsylvania based medical products company, and CLX MEDICAL, INC. (“CLX”) or the (“Company”), a publicly- traded company whose NASDAQ stock symbol is ‘CLXN’, and which is headquartered in Murrieta, California.

RECITALS

A.

 ThyroTec develops and markets medical diagnostic devices and products for use and application in the medical services industry.  It has developed ThyroTest®  or the “product”, an FDA approved, rapid, thyroid stimulating hormone (“TSH”) screening device for use in diagnosing hypothyroidism.

B.

CLX is interested in acquiring companies, products, and technologies that have medical applications. CLX has had an opportunity to investigate and review the opportunities which are available by purchasing ThyroTest® and which can be of considerable benefit to the Company.

C.

The purpose of this Agreement is to set forth and define the terms and conditions by which CLX will acquire from ThyroTec the exclusive, worldwide rights to ThyroTest®, together with related packaging and marketing materials.

NOW THEREFORE, in consideration of the promises and undertakings described herein; the mutual promises and covenants of the parties, and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.1  THE TECHNOLOGY TO BE ACQUIRED

ThyroTest® is generally characterized as “a rapid hypothyroid screening device which will allow for the expedited detection of a common thyroid disease.”  Presently, “patients suffering from symptoms of hypothyroidism may have to wait days to get lab results from testing.”  ThyroTest® is a point-of-care test, which allows healthcare providers and their patients to receive results in 10 minutes from application of the test. ThyroTest® has CLIA waiver status, which allows it to be used in a variety of CLIA waived testing venues.

CLX will acquire a present, exclusive and irrevocable assignment and transfer, applicable globally, of all rights applied for and/or granted relating to ThyroTest®;  the Trademark or Tradename ‘ThyroTest®’; all rights to the packaging and design used on said packaging; any customer lists in ThyroTec’s possession  at the time of close of escrow;  assignment of agreements with any factories, manufacturing facilities, suppliers and distributors related to ThyroTest®  to which ThyroTec is a party; all formula(e) in the possession of ThyroTec pertaining to the production and manufacture of this product; assignment of all branding rights which have been developed and promoted through American Health Partners of Oklahoma City and others; identity of national sales partners; training information and material;  the results and protocol of all testing done on or with this product, and all other documents, notes, memoranda, drawings, sketches and any other written material relating to ThyroTest®  that are in ThyroTec’s possession.  All information and material relating to this product shall be characterized as the “Technology.”

2.1  ASSIGNMENT AND TRANSFER

At closing, and subject to completion and satisfaction of all terms and conditions described in this Agreement, CLX agrees to purchase and ThyroTec agrees to sell and transfer all of the items shown and described on Schedule “A” which is made to be a part of this Agreement as though fully contained herein, for and upon the following consideration:

1)

 Cash payment of $750,000 at closing.

2)

Issuance to ThyroTec of Series C Convertible Preferred Shares of CLXN  convertible into 15% of the total, fully-diluted  CLXN equity after taking into account all equity or equity equivalents issued at closing, including but not limited to:  equity or equivalents issued as part of the current $3million fund raising and all equity or equivalent securities issued to existing shareholders, management and related parties.

3)

Jim Small, ThyroTec’s CEO, or his designate, will serve as a member of CLX’s Board of Directors for an initial term and subject to reelection by CLX’s shareholders.

3.1  THE CLOSING

The parties acknowledge that the 60-day period established to conduct a due diligence investigation and review of the product has been completed, and that CLX is satisfied with the results of such review and desires now to enter into this Definitive Agreement and to proceed to close this purchase.  There are no further conditions or contingencies to be satisfied other than the following as conditions precedent to close:

1)

 Execution by both parties of this Definitive Agreement.

2)

Preparation and execution of all sales and marketing rights, trademark and tradename assignments relating to this technology.

3)

Delivery at time of close of all written information, documents, drawings, agreements and such other material and items which relate to or are deemed to be part of the technology.

4)

All approvals and notifications which are required to be given to the FDA and any other agency or state or federal authority regarding the assignment to CLX.

5)

Copies of all agreements, leases, loans, obligations or such other documents which might be deemed to be an encumbrance or lien against the technology.

6)

Wire transfer  of funds into a neutral account representing the initial $750,000 payment not later than 3 business days preceding the scheduled date for closing.

7)

As part of the due diligence process, and a contingency of this purchase transaction,  agrees to provide a copy of a letter from ThyroTec’s product manufacturer which is tantamount to an Indemnity Agreement protecting against any Intellectual property infringement.  CLX shall have the opportunity to have this agreement reviewed by its attorney and legal counsel.  If counsel agrees to the adequacy of such agreement, the rights and benefits shall be assigned to CLX for its further protection.

8)

The closing of the current $3 million fund raising.

Closing and transfer of the Technology upon payment of the consideration shall occur on or before 60 days from the execution by both parties of this Definitive Agreement, but in any instance, not later than November 1, 2008.  If the parties do not agree in writing to extend the closing date to a later time, this Agreement shall be canceled and considered null and void if the transfer and assignment does not occur by December 1, 2008.

4.1  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

a.

 ThyroTec, Inc. hereby warrants and represents that:

1)

 It owns and holds all rights incidental to ownership of the subject technology, and that there are no other companies nor individuals who can claim any rights to the product or benefits from purported equitable interest in the Technology;

2)

 The product and rights to the product are not currently encumbered nor pledged as security or collateral for any loans or to guaranty the performance of any act(s);

3)

During the term of the escrow period, ThyroTec will not pledge nor otherwise encumber this product, nor enter into any agreement or other written understanding to sell this Technology to any other entity or person;

4)

There is nothing preventing ThyroTec from selling and transferring this product, nor assigning any rights to the Technology to CLX.  Approval has been obtained from the Board to sell this Technology, and President Jim Small has authority to enter into this Definitive Agreement and such other agreements as are necessary pertaining to the sale of this product.

5)

ThyroTec agrees that it shall not develop nor market any product which accomplishes the same or similar results as the product which is being sold and purchased by CLX, that is, a rapid diagnostic test for elevated TSH as a determinate of hypothyroidism.  In the event that any current owner, employee, officer or director of ThyroTec attempts to develop and/or market a product similar to ThyroTest®, ThyroTec will take whatever legal action is necessary to bring an action and protect against such patent infringement.  If ThyroTec refuses or otherwise fails to enjoin such infringement, CLX may pursue whatever legal remedy it feels necessary and appropriate, and will be entitled to reimbursement from ThyroTec for all legal fees and costs incurred.

6)

ThyroTec agrees to fully cooperate with CLX and will provide CLX immediate access to all information and agreements pertaining to this product.  ThyroTec shall execute all documents and forms necessary to perfect the transfer and assignment to CLX.

b.

CLX hereby warrants and represents that:

1)

The President of CLX, Vera Leonard, is authorized to prepare and draft this Definitive Agreement, and enter into any other agreement pertaining to the purchase of this technology.  Notwithstanding Leonard’s charge to prepare this Agreement, nothing contained herein shall be construed against her or CLX by reason of such drafting.

2)

 CLX is a publicly traded company.  It is using its best efforts to raise additional capital by offering to accredited investors Convertible Preferred Shares and some of the capital raised is intended to be used to acquire ThyroTest®.  A Private Placement Memorandum is being prepared for this purpose, which will disclose the impending purchase and transfer.

3)

The shares being offered as part of the purchase price will consist of the same unit configuration as those being offered to accredited investors.

5.1  HOLD HARMLESS UNDERTAKING

ThyroTec, hereby agrees to provide protection to CLX from any and all claims that may be asserted and raised by third parties as to anything pertaining to the Technology. Such protection may be secured by agreement from the manufacturer to fund such coverage, or from an alternative source acceptable to CLX.

5.2  CONFIDENTIALITY

CLX understands and agrees that information and material requested by it as part of the due diligence process is proprietary to ThyroTec, and is considered to be Confidential and protected information.  CLX represents that it has not knowingly disclosed any of this information to any other persons or companies other than to its own employees and consultants who have assisted in the review process.  As part of the Private Placement Memorandum which is being prepared to raise monies for purchase and marketing of  Thyrotest®, information that may be deemed confidential to the ThyroTec and CLX will have to be disclosed in the documents and materials.  CLX agrees to provide copies of all documents and material drafted, prepared and produced in these regards, and provide ThyroTec a reasonable time to object to the inclusion of any material that it deems to be of such a confidential nature that it should not be divulged under any circumstance.  If after execution of this Definitive Agreement, and before closing, this Agreement is canceled or terminated, CLX agrees to return all information and material provided to it by ThyroTec as soon as practical after termination of this transaction.  Further, CLX agrees that it will not use any of the information or data obtained by it during this process to compete or otherwise interfere with ThyroTec’s business or sale and marketing of this technology.

6.1  COVENANT NOT TO COMPETE

As additional consideration to cause CLX to enter into this Agreement, ThyroTec agrees that for as long as CLX owns ThyroTest® which is being transferred and assigned hereunder, ThyroTec will not take any action to interfere, impede or compete with CLX by publishing or making any negative comments regarding the transaction, nor will it develop, promote or market any product or technology which is similar to ThyroTest®.  This negative covenant not to compete extends to any rapid diagnostic test for elevated TSH as a determinate of hypothyroidism

7.1  REMEDIES UPON DEFAULT

a.

 In the event that material conditions or contingencies are not satisfied or defaults cured within the time periods set forth in this Agreement, not due to either party’s wanton and willful negligence or malicious intention, either party may terminate this Agreement upon written notice to the other.

b.

 In the event of the default of any provision of this Agreement, the complaining party shall notify the defaulting party of the nature of the default, and give the defaulting party 15 days after notice to cure the reason for the default.  If the default is non-curable, and is material, the complaining party may, at its option, terminate this Agreement.

c.

In addition to any rights to prosecute any claims at law or at equity, either party may bring an action to enjoin breach of a negative covenant contained herein.

d.

In the event of any dispute over a material item or provision, the parties agree to submit the matter to non-binding mediation as soon after the dispute arises as possible.  If the parties cannot agree to resolve any outstanding issues, the aggrieved party may elect to bring an action at law or in equity.

e.

The parties agree and acknowledge that the Technology and product being purchased by CLX is unique and losses cannot be readily assessed or replaced by monetary damages.   For this reason, an action to bring Specific Performance may be appropriate if all conditions are satisfied, and ThyroTec refuses to sell.

8.1  NOTICES

All notices required hereunder shall be sent by Certified Mail, Return Receipt Requested, to the following addresses:

To  ThyroTec, LLC:

Jim Small

President & CEO

ThyroTec, Inc.

1801 Horseshoe Pike

Honey Brook, PA 19344

To  CLX Medical:

Vera Leonard, President

CLX Medical, Inc.

29970 Technology Drive #203

Murrieta, California  92563

(951) 677-6735

9.1  MISCELLANEOUS PROVISIONS

a.

 Legal.  This Agreement shall be governed and construed in accordance with the laws of the State of California.  Jurisdiction shall be the County of San Diego.  If either party shall bring an action to enforce any provision of this Agreement, the prevailing party shall be entitled to reimbursement for all reasonable fees and costs incurred.

b.

 Modifications.  This Agreement represents the entire agreement and understanding between the parties relative to the subject matter described, and supersedes all prior agreements.  This Agreement can only be modified and amended by an Agreement in writing signed by both parties.

c.

Severance.  In the event that any provision contained in this Agreement is deemed to be unenforceable or invalid for any reason, the remaining provisions shall continue to be enforceable and have full force and effect.

d.

Facsimile Signatures.  This Agreement, when signed, may be faxed to the other party, and the faxed signature shall be as binding as the original, signed document.

e.

Assignment.  This Agreement is not assignable to any other parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates as shown below:

THYROTEC, LLC:  by    /s/ Jim Small

Date:  September 9, 2008

Jim Small, President

CLX MEDICAL, INC.: by /s/ Vera Leonard

            Date:  September 9, 2008

Vera Leonard

President

SCHEDULE A

CLX will acquire

•

a present, exclusive and irrevocable assignment and transfer, applicable globally, of all rights applied for and/or granted relating to ThyroTest® ;

•

 the Trademark or Tradename ‘ThyroTest®’;

•

all rights to the packaging and design used on said packaging; any customer lists in ThyroTec’s possession  at the time of close of escrow;

•

assignment of agreements with any factories, manufacturing facilities, suppliers and distributors related to ThyroTest®  to which ThyroTec is a party;

•

all formula(e) in the possession of ThyroTec pertaining to the production and manufacture of this product;

•

assignment of all branding rights which have been developed and promoted through American Health Partners of Oklahoma City and others;

•

identity of national sales partners; training information and material;

•

the results and protocol of all testing done on or with this product,

•

and all other documents, notes, memoranda, drawings, sketches and any other written material relating ThyroTest®  that are in ThyroTec’s possession.